EXHIBIT 99.1

CB Financial Services, Inc. Announces First Quarter 2020 Financial Results

WASHINGTON, Pa., May 04, 2020 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc. (“EU”), a wholly-owned insurance subsidiary of the Bank, today announced its first quarter 2020 financial results.

The COVID-19 pandemic and government response to curtail the spread of the virus through shelter-in-place orders and mandatory closures of all but essential businesses beginning in March 2020 is significantly impacting the economy and unemployment in our market area. These conditions did not exist at the beginning of the year and continue to worsen after the end of the March 31, 2020 reporting period. A $2.2 trillion emergency stimulus package, the largest in U.S. history, was implemented by the federal government through the enactment of the Coronavirus Aid, Relief, and Economic Security  Act (the “CARES Act”) to aid businesses and consumers from the COVID-19 impact. The Paycheck Protection Program and Health Care Enhancement Act (the “PPP Enhancement Act”) was also signed into law and includes an additional $484 billion in COVID-19 relief. As such, the economic impact from the pandemic is not significantly reflected in these March 31, 2020 operating results.

“After reporting record earnings in the prior year and with expectations for another strong year in 2020, we have entered an extraordinary time of uncertainty,” said Barron P. “Pat” McCune, Jr., President and Chief Executive Officer. “The pandemic will be an enormous test of the determination and resolve of all financial institutions, including Community Bank. Where there is great challenge there is also an incredible opportunity to be a part of the solution. The Bank was founded on the principle of “Neighbor Helping Neighbor” and throughout our history, we have helped our customers safeguard their financial health during periods of crisis and market volatility. We have endured as an institution by relying on the dedication of our employees and their commitment to our customers. Fortunately, the Bank’s high levels of capital and liquidity, as well as its conservative credit culture, will allow us to continue to serve our customers and communities. The economic indicators are troubling; the Bank is doing all it can to help our customers defer loan payments, obtain CARES Act stimulus, and navigate the financial impacts of the virus. It is evident that the economy will take time to recover in the best of circumstances. In order to be proactive and prudent, we determined to significantly increase our loan loss reserve, which dramatically lowered our first quarter profit. We are aware that these are troubling times, but we are confident that we are up to the challenge and together will persevere as we have done for the past 119 years.”

The Company is committed to its customers and employees during the COVID-19 crisis. Among the measures taken include:

  Facilitating government stimulus through participation in the Payroll Protection Program (“PPP”) administered by the Small Business Administration (“SBA”). The CARES Act authorized the SBA to temporarily guarantee loans under a new 7(a) loan program called the PPP. Under the PPP, participating SBA and other qualifying lenders can originate loans to eligible businesses that are fully guaranteed by the SBA as to principal and interest, have more favorable terms than traditional SBA loans and may be forgiven if the proceeds are used by the borrower for certain purposes. PPP is designed to help small businesses keep their workforce employed and cover expenses during the COVID-19 crisis. These loans have a two-year loan term to maturity, an interest rate of 1% per annum and loan payments are deferred for six months. The SBA will guarantee 100% of the PPP loans made to eligible borrowers. The entire principal amount of a PPP loan, including any accrued interest, is eligible to be reduced by the loan forgiveness amount under the PPP so long as employee and compensation levels of the business are maintained and 75% of the loan proceeds are used for payroll expenses, with the remaining 25% of the loan proceeds used for other qualifying expenses. The Bank receives a processing fee from the SBA ranging from 1% to 5% depending on the size of the loan, which is offset by a 0.75% third-party servicing agent fee. The PPP launched on April 3, 2020 and the $349 billion funding cap was reached on April 16, 2020. On April 23, 2020, the PPP Enhancement Act allocated an additional $310 billion to replenish the PPP and a second round of the PPP began on April 27, 2020.

  As part of the first round of the PPP, the Bank originated 181 loans totaling $38.6 million and generated approximately $1.2 million from processing fees. The total originated loans will impact 3,081 small business employees. The Bank is also participating in the second round of the PPP and as of April 29, 2020, we expect to submit approximately 315 applications totaling $27.6 million and generate an additional $1.0 million in processing fees. All PPP loan originations occurred after the end of the March 31, 2020 reporting period and will be classified as commercial and industrial loans held for investment.
  Forbearance options that provide borrowers a short-term delay in payment by primarily allowing: (a) deferral of three months of payments; or (b) for consumer loans not secured by a real estate mortgage, three months of interest-only payments that also extends the maturity date of the loan by three months. During the forbearance period, the borrower is not considered delinquent for credit bureau reporting purposes.

  The following table provides details of loans in forbearance as of April 29, 2020.
CB Financial Services
Forbearance Loans By Category

	Number
	of
	Loans	Amount
(Dollars in thousands)

Real Estate:
Residential	170	$21,998
Commercial	98	94,101
Construction	1	7,109
Commercial and Industrial	44	13,119
Consumer	201	4,051
Other	1	2,504
Total Loans in Forbearance	515	$142,882

Forbearance in the commercial real estate category includes, but is not limited to, $24.2 million of retail space, $17.9 million of nonowner occupied multi-family apartments, $15.8 million in hotels, $11.9 million of warehouse space, and $4.7 million in various business that are dependent on the oil and gas industry, which includes $3.1 million of hotels in proximity to oil and gas related activity.

  Specific actions protecting employees through work-at-home arrangements as well as social distancing measures for those working in our offices that limits branch traffic to drive-thru and special appointments with minimal disruption to our customers or employee productivity.

  No employee layoffs and 10% premium pay program and additional paid time off for all employees to remain in effect until shelter-in-place orders have been lifted.

  “Lunch on Us” program that purchases lunch once a week for onsite staff, which supports local restaurants.

  Ensuring the Company is well-positioned to support the liquidity needs of its customers with borrowing capacity of $369.8 million available from the Federal Home Loan Bank, a $98.0 million borrower-in-custody of collateral line of credit with the Federal Reserve Bank, and $60.0 million from multiple line of credit arrangements, as well as $18.7 million in unpledged securities and $78.1 million in cash and cash equivalents. The cash available at the end of the quarter is available to help fund the PPP loans. In addition, the Company announced on March 19, 2020 a temporary suspension of its common stock repurchase program until further notice to preserve the Company’s excess capital in support of the Bank’s business of providing financial services to its customers and communities. Prior to the suspension, the Company had repurchased 69,966 shares totaling $2.0 million of the $5.0 million authorized for repurchase under the program.

Quarterly Highlights

Net income for the three months ended March 31, 2020 was $773,000, compared to $2.9 million for the three months ended March 31, 2019, a decrease of $2.2 million, or 73.6%. This was also a decrease of $3.9 million, or 83.5%, compared to the three months ended December 31, 2019. Diluted earnings per share for the three months ended March 31, 2020 was $0.14 compared to $0.54 for the three months ended March 31, 2019 and $0.85 for the three months ended December 31, 2019.

  Quarterly results for the three months ended March 31, 2020 were significantly impacted by a $2.5 million provision for loan losses and significant decline in market value of the Company’s marketable equities portfolio.

    The COVID-19 pandemic, which led to state-wide shelter in place orders and mandatory closures of all but essential business has resulted in a dramatic increase in unemployment and recessionary economic conditions. Based on evaluation of the current macroeconomic conditions, the qualitative factors used in the allowance for loan loss analysis related to economic trends and industry conditions, specifically because of vulnerable industries such as hospitality, oil and gas, retail and restaurants, were adjusted for these circumstances and resulted in a $2.5 million provision for loan losses for the current quarter compared to $175,000 for the three months ended December 31, 2019 and $25,000 for the three months ended March 31, 2019.

    The fair value of the Company’s marketable equity securities declined $438,000 in the first quarter of 2020 and was a $458,000 decline in income compared to the first quarter of 2019 from the impact of COVID-19 on the stock market. The Company’s marketable equity securities are primarily comprised of bank stocks.

  Quarterly results for the three months ended December 31, 2019 were significantly impacted from the recognition of a one-time income tax benefit of $1.3 million related to the reversal of a valuation allowance (“VA”) for an alternative minimum tax (“AMT”) credit carryforward.

  Loan growth to start the new year continued its positive trend. Total loans increased $22.2 million to $974.7 million at March 31, 2020 and represented a 9.3% annualized growth rate compared to an 8.7% annualized growth rate in the fourth quarter of 2019.

  Net interest income increased $99,000 to $10.5 million for the three months ended March 31, 2020 compared to $10.4 million for the three months ended March 31, 2019. However, this was a decrease of $406,000 compared to $10.9 million the three months ended December 31, 2019. Despite the decrease in net interest income compared to the quarter ended December 31, 2019, the net interest margin remained stable at 3.57%.

    Interest income decreased $639,000 for the three months ended March 31, 2020 compared to the three months ended December 31, 2019. Although average loans increased $20.3 million compared to the three months ended December 31, 2019, the average yield decreased 17 bps and was impacted by the 150 bps decline in the Wall Street Journal Prime Rate in March 2020 which resulted in immediate decrease in interest rates on adjustable rate loans linked to that index. Interest from other interest-bearing assets, which primarily consist of interest-bearing cash, decreased $177,000 compared to the three months ended December 31, 2019 due to declines on interest rates earned on deposits at other financial institutions. In addition, the Federal Reserve’s decision to drop the benchmark interest rate resulted in the call of $41.4 million in U.S. government agency securities during the quarter and an overall $27.2 million decrease in the average balance of the security portfolio. The funds were partially maintained in cash or reinvested in lower rate securities. These funds will primarily be used to fund PPP loan activity in the second quarter of 2020.

    Interest expense on deposits decreased $215,000 for the three months ended March 31, 2020 compared to the three months ended December 31, 2019. Efforts to control pricing on certificates of deposit helped to decrease the average cost of deposits 8 bps compared to the quarter ended December 31, 2019. In addition, average interest-bearing deposits decreased $17.5 million during the quarter primarily in time deposits and money market accounts.

  Noninterest income decreased $243,000, or 11.5%, to $1.9 million for the three months ended March 31, 2020, compared to $2.1 million for the three months ended March 31, 2019. This was also a decrease of $449,000 compared to the three months ended December 31, 2019. The decrease was mainly attributed to the decline in the fair value of the Company’s marketable equity securities from the impact of COVID-19 on the stock market as noted previously. Insurance commissions increased $132,000, or 11.5%, to $1.3 million for the three months ended March 31, 2020 compared to $1.2 million for the three months ended March 31, 2019 and was relatively flat compared to the three months ended December 31, 2019. The increase in comparison to the three months ended March 31, 2020 was primarily due to targeted efforts to increase commercial policies.

  Noninterest expense increased $122,000, or 1.4% to $9.0 million for the three months ended March 31, 2020 compared to $8.9 million for the three months ended March 31, 2019 and was relatively flat compared to the three months ended December 31, 2019.

    Salaries and employee benefits decreased $206,000 to $4.7 million for the three months ended March 31, 2020 compared to $4.9 million for the three months ended March 31, 2019 and $5.0 million for the three months ended December 31, 2019. The decrease compared to both prior periods was primarily due to a $407,000 one-time payment received from health insurance claims exceeding our stop-loss limit for the 2019 plan year and change from a self-funded to a fully insured plan. Final calculation of the stop loss payment was completed 90 days after the end of the plan year. This was offset by approximately $70,000 of one-time payments related to the CEO transition in the first quarter of 2020 and increase in expense on restricted stock from the December 2019 grants.

    Contracted services increased in the current quarter compared to the quarter ended December 31, 2019 and March 31, 2019 primarily due to $116,000 in consulting fees associated with the search for a new CEO. Legal fees increased in the first quarter of 2020 due to fees associated with the CEO transition.

    The Federal Deposit Insurance Corporation (“FDIC”) assessment expense increased $115,000 to $158,000 for the three months ended March 31, 2020 compared to the three months ended December 31, 2019. The Bank’s assessment returned to normal levels after utilizing the remaining deposit insurance fund (“DIF”) credits in the prior quarter. In 2019, the FDIC notified banks that its deposit insurance fund (“DIF”) reached the required minimum reserve ratio of 1.38% that permitted the FDIC to offset current bank assessments with prior credits from 2016 through 2018 earned by banks with less than $10 billion in assets. A total of $308,000 of credits were recognized in the third and fourth quarters of 2019.

Credit Quality

  The allowance for loan losses was $12.3 million at March 31, 2020 compared to $9.9 million at December 31, 2019. This reflects the $2.5 million provision for loan loss due to an increase in qualitative factors to account for the adverse economic impact of COVID-19 as previously noted. As a result, the allowance for loan losses to total loans increased from 1.04% at December 31, 2019 to 1.26% at March 31, 2020.

  Net charge-offs for the three months ended March 31, 2020 were $45,000, or 0.02% net charge-offs to average loans on an annualized basis, which was comparable to the quarter ended December 31, 2019. Net charge-offs were $171,000, or 0.08% net charge-offs to average loans on an annualized basis, for the three months ended March 31, 2019 driven by higher automobile loan charge-offs.

  Nonperforming loans declined to $5.2 million at March 31, 2020 compared to $5.4 million at December 31, 2019 and, coupled with loan growth noted previously, resulted in the nonperforming loans to total loans ratio decreasing 3 basis points to 0.54% at March 31, 2020 compared to 0.57% at December 31, 2019.

Explanation of Use of Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), we use, and this Press Release contains or references, certain non-GAAP financial measures. We believe these non-GAAP financial measures provide useful information in understanding our underlying results of operations or financial position and our business and performance trends as they facilitate comparisons with the performance of other companies in the financial services industry. Although we believe that these non-GAAP financial measures enhance the understanding of our business and performance, they should not be considered an alternative to GAAP or considered to be more important than financial results determined in accordance with GAAP, nor are they necessarily comparable with non-GAAP measures which may be presented by other companies. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found herein.

The interest income on interest-earning assets, net interest rate spread and net interest margin are presented on a fully tax-equivalent (“FTE”) basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and securities using the federal statutory income tax rate of 21 percent. We believe the presentation of net interest income on a FTE basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.

The following table reconciles net interest income, net interest spread and net interest margin on a FTE basis for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
(Dollars in thousands)

Interest Income per Consolidated Statement of Income (GAAP)	$12,329	$12,968	$12,296
Adjustment to FTE Basis	53	51	77
Interest Income (FTE) (Non-GAAP)	12,382	13,019	12,373
Interest Expense per Consolidated Statement of Income	1,796	2,029	1,862
Net Interest Income (FTE) (Non-GAAP)	$10,586	$10,990	$10,511

Net Interest Rate Spread (GAAP)	3.34%	3.32%	3.40%
Adjustment to FTE Basis	0.01	0.02	0.03
Net Interest Rate Spread (FTE) (Non-GAAP)	3.35	3.34	3.43

Net Interest Margin (GAAP)	3.55%	3.55%	3.62%
Adjustment to FTE Basis	0.02	0.02	0.02
Net Interest Margin (FTE) (Non-GAAP)	3.57	3.57	3.64

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of the Company's capital management strategies and as an additional, conservative measure of the Company’s total value.

	March 31,	December 31,
	2020	2019
(Dollars in thousands, except share and per share data)

Stockholders' Equity (GAAP)	$151,525	$151,097
Goodwill and Other Instangible Assets, Net	(38,420)	(38,952)
Tangible Common Stockholders' Equity	$113,105	$112,145

Common Shares Outstanding	5,393,712	5,463,828

Tangible Book Value per Common Share (Non-GAAP)	$20.97	$20.52

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank located in Washington, Pennsylvania. Community Bank operates twenty offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Consolidated financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, general and local economic conditions, the scope and duration of economic contraction as a result of the COVID-19 pandemic and its effects on the Company’s business and that of the Company’s customers;, changes in market interest rates, deposit flows, demand for loans, real estate values and competition, competitive products and pricing, the ability of our customers to make scheduled loan payments, loan delinquency rates and trends, our ability to manage the risks involved in our business, our ability to control costs and expenses, inflation, market and monetary fluctuations, changes in federal and state legislation and regulation applicable to our business, actions by our competitors, and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Given the numerous unknowns and risks that are heavily weighted to the downside, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. If efforts to contain COVID-19 are unsuccessful and shelter-in-place orders last longer than expected, the recession would be much longer and much more severe and damaging. Ineffective fiscal stimulus, or an extended delay in implementing it, are also major risks. The deeper the recession and the longer it lasts, the more it will damage consumer fundamentals and sentiment. This could both prolong the recession and make any recovery weaker. Similarly, the recession could damage business fundamentals. As a result, the outbreak and its consequences, including responsive measures to manage it, have had and are likely to continue to have an adverse effect, possibly materially, on our business and financial performance by adversely affecting, possibly materially, the demand and profitability of our products and services, the valuation of assets and our ability to meet the needs of our customers.

Contact:
Barron P. McCune, Jr.
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except share and per share data)	(Unaudited)
	March 31,	December 31,
Selected Financial Condition Data	2020	2019
Total Assets	$1,313,173	$1,321,537
Cash and Cash Equivalents	78,099	80,217
Securities Available-for-Sale	171,411	197,385

Loans
Real Estate:
Residential	346,864	347,766
Commercial	354,374	351,360
Construction	50,017	35,605
Commercial and Industrial	80,721	85,586
Consumer	121,494	113,637
Other	21,180	18,542
Total Loans	974,650	952,496
Allowance for Loan Losses	12,322	9,867
Loans, Net	962,328	942,629

Premises and Equipment, Net	22,037	22,282
Goodwill	28,425	28,425
Intangible Assets, Net	9,995	10,527
Deposits	1,106,640	1,118,359
Borrowings	45,967	44,571
Stockholders' Equity	151,525	151,097

	(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
Selected Operating Data	2020	2019	2019
Interest and Dividend Income	$12,329	$12,968	$12,296
Interest Expense	1,796	2,029	1,862
Net Interest Income	10,533	10,939	10,434
Provision for Loan Losses	2,500	175	25
Net Interest Income After Provision for Loan Losses	8,033	10,764	10,409
Noninterest Income:
Service Fees	603	640	592
Insurance Commissions	1,283	1,305	1,151
Other Commissions	110	79	117
Net Gain on Sales of Loans	127	76	92
Net Loss on Sales of Investment Securities	-	-	(60)
Change in Fair Value of Marketable Equity Securities	(438)	86	20
Net Gain on Purchased Tax Credits	15	8	9
Net Gain (Loss) on Disposal of Fixed Assets	17	-	(6)
Income from Bank-Owned Life Insurance	139	142	132
Other Income (Loss)	14	(17)	66
Total Noninterest Income	1,870	2,319	2,113

Noninterest Expense:
Salaries and Employee Benefits	4,731	5,040	4,937
Occupancy	733	666	759
Equipment	257	255	296
Data Processing	425	425	408
FDIC Assessment	158	43	188
PA Shares Tax	275	256	268
Contracted Services	378	316	272
Legal and Professional Fees	235	230	181
Advertising	183	186	117
Other Real Estate Owned (Income)	(17)	(22)	(63)
Amortization of Intangible Assets	532	532	532
Other	1,111	1,096	984
Total Noninterest Expense	9,001	9,023	8,879
Income Before Income Tax Expense (Benefit)	902	4,060	3,643
Income Tax Expense (Benefit)	129	(617)	718
Net Income	$773	$4,677	$2,925

	(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
Per Common Share Data	2020	2019	2019
Dividends Per Common Share	$0.24	$0.24	$0.24
Earnings Per Common Share - Basic	0.14	0.86	0.54
Earnings Per Common Share - Diluted	0.14	0.85	0.54

Weighted Average Common Shares Outstanding - Basic	5,431,199	5,438,664	5,432,856
Weighted Average Common Shares Outstanding - Diluted	5,456,867	5,471,454	5,451,478

	(Unaudited)
	March 31,	December 31,
	2020	2019
Common Shares Outstanding	5,393,712	5,463,828
Book Value Per Common Share	$28.09	$27.65
Tangible Book Value per Common Share (1)	$20.97	$20.52

	(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios (2)	2020	2019	2019
Return on Average Assets	0.24%	1.39%	0.93%
Return on Average Equity	2.04	12.40	8.53
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	135.06	134.93	133.04
Average Equity to Average Assets	11.67	11.19	10.85
Net Interest Rate Spread (3)	3.35	3.34	3.43
Net Interest Margin (3)	3.57	3.57	3.64
Net Charge-Offs to Average Loans	0.02	0.02	0.08
Efficiency Ratio	72.57	68.06	70.77

	(Unaudited)
	March 31,	December 31,
Asset Quality Ratios	2020	2019
Allowance For Loan Losses to Total Loans (4)	1.26%	1.04%
Allowance For Loan Losses to Nonperforming Loans (4) (5)	235.51	183.33
Allowance For Loan Losses to Noncurrent Loans (4) (6)	406.80	315.95
Delinquent and Nonaccrual Loans to Total Loans (6) (7)	0.89	0.89
Nonperforming Loans to Total Loans (5)	0.54	0.57
Noncurrent Loans to Total Loans (6)	0.31	0.33
Nonperforming Assets to Total Assets (8)	0.42	0.42

Capital Ratios (9)
Common Equity Tier 1 Capital (to Risk Weighted Assets)	11.60%	11.43%
Tier 1 Capital (to Risk Weighted Assets)	11.60	11.43
Total Capital (to Risk Weighted Assets)	12.85	12.54
Tier 1 Leverage (to Adjusted Total Assets)	8.23	7.85

(1) Refer to Explanation of Use of Non-GAAP Financial Measures in this Press Release.
(2) Interim period ratios are calculated on an annualized basis.
(3) Fully taxable-equivalent (FTE) yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 21%. Refer to Explanation of Use of Non-GAAP Financial Measures in this Press Release.
(4) Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(5) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(6) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(7) Delinquent loans consist of accruing loans that are 30 days or more past due.
(8) Nonperforming assets consist of nonperforming loans and other real estate owned.
(9) Capital ratios are for Community Bank only.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)
(Dollars in thousands) (Unaudited)

Assets:
Interest-Earning Assets:
Loans, Net	$950,661	$10,796	4.57%	$930,371	$11,116	4.74%	$898,283	$10,466	4.73%
Debt Securities
Taxable	158,655	1,201	3.03	185,248	1,332	2.88	190,418	1,317	2.77
Exempt From Federal Tax	16,837	127	3.02	17,405	130	2.99	32,814	252	3.07
Marketable Equity Securities	2,568	20	3.12	2,550	26	4.08	2,507	20	3.19
Other Interest-Earning Assets	64,608	238	1.48	85,336	415	1.93	45,711	318	2.82
Total Interest-Earning Assets	1,193,329	12,382	4.17	1,220,910	13,019	4.23	1,169,733	12,373	4.29
Noninterest-Earning Assets	114,056			115,382			111,999
Total Assets	$1,307,385			$1,336,292			$1,281,732

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$226,482	267	0.47%	$232,044	310	0.53%	$213,210	276	0.52%
Savings	218,328	90	0.17	215,686	94	0.17	213,115	145	0.28
Money Market	180,982	249	0.55	186,411	262	0.56	184,503	273	0.60
Time Deposits	215,449	1,075	2.01	224,602	1,230	2.17	217,289	1,025	1.91
Total Interest-Bearing Deposits	841,241	1,681	0.80	858,743	1,896	0.88	828,117	1,719	0.84
Borrowings	42,321	115	1.09	46,099	133	1.14	51,104	143	1.13
Total Interest-Bearing Liabilities	883,562	1,796	0.82	904,842	2,029	0.89	879,221	1,862	0.86
Noninterest-Bearing Demand Deposits	261,504			270,889			254,460
Other Liabilities	9,797			10,968			8,962
Total Liabilities	1,154,863			1,186,699			1,142,643

Stockholders' Equity	152,522			149,593			139,089
Total Liabilities and
Stockholders' Equity	$1,307,385			$1,336,292			$1,281,732

Net Interest Income (FTE) (Non-GAAP)		$10,586			$10,990			$10,511
Net Interest Rate Spread (FTE) (Non-GAAP) (1)			3.35%			3.34%			3.43%
Net Interest-Earning Assets (2)	$309,767			$316,068			$290,512
Net Interest Margin (FTE) (Non-GAAP) (3)			3.57			3.57			3.64
Return on Average Assets			0.24			1.39			0.93
Return on Average Equity			2.04			12.40			8.53
Average Equity to Average Assets			11.67			11.19			10.85
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			135.06			134.93			133.04

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.